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Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of our report dated March 15, 2006, except for Notes 25, 26, and 29 as to which the date is April 26, 2007 and the disclosure of earnings per share on the consolidated statement of income and Notes 27 and 28 as to which the date is September 20, 2007, relating to the consolidated statements of income, of changes in stockholders' equity and of cash flows of Capmark Financial Group Inc. for the year ended December 31, 2005, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 14, 2008

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Consent of Independent Registered Public Accounting Firm